                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Freeport-McMoRan Copper & Gold Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                    [LOGO OF FREEPORT-MCMORAN APPEARS HERE]

                              ------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 29, 1997

                              ------------------


                                                                 March 20, 1997

  The Annual Meeting of Stockholders of Freeport-McMoRan Copper & Gold Inc. will be held at the office of the corporation, 1615 Poydras Street, New Orleans, Louisiana, on Tuesday, April 29, 1997, at 9:00 a.m., for the following purposes:

    (1) To elect five of fifteen directors to hold office for three years and until their respective successors are elected and qualified;

    (2) To ratify the appointment of Arthur Andersen LLP as the independent auditors to audit the financial statements of the corporation and its subsidiaries for the year 1997;

    (3) To consider and vote on a stockholder proposal described in the attached proxy statement; and

    (4) To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on March 7, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

  Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

                                               By Order of the Board of
                                                Directors.

                                               Michael C. Kilanowski, Jr.
                                               Secretary

                      FREEPORT-McMoRan COPPER & GOLD INC.
                              1615 POYDRAS STREET
                         NEW ORLEANS, LOUISIANA 70112

  The Annual Report to Stockholders for the year 1996, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 20, 1997.

                                PROXY STATEMENT

  This proxy statement is furnished in connection with a solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of Freeport-McMoRan Copper & Gold Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held on April 29, 1997, and at any adjournments thereof (the "Meeting").

VOTING PROCEDURES

  Stockholders of record at the close of business on March 7, 1997 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date there were outstanding 83,344,144 shares of the Company's Class A Common Stock ("Class A Common Shares"), 117,798,848 shares of the Company's Class B Common Stock ("Class B Common Shares" and together with the Class A Common Shares, the "Common Shares"), 13,999,600 depositary shares, each representing 0.05 shares of the Company's Step-Up Convertible Preferred Stock (the "Step-Up Preferred Shares"), 6,000,000 depositary shares, each representing 0.05 shares of the Company's Gold-Denominated Preferred Stock (the "Gold Preferred Shares"), 4,305,580 depositary shares, each representing 0.05 shares of Gold-Denominated Preferred Stock, Series II (the "Gold-II Preferred Shares"), and 4,760,000 depositary shares, each representing 0.025 shares of the Company's Silver-Denominated Preferred Stock (the "Silver Preferred Shares" and together with the Step-Up Preferred Shares, the Gold Preferred Shares and the Gold-II Preferred Shares, the "Preferred Shares"). The Common Shares and the Preferred Shares are referred to herein collectively as the "Company Shares."

  The Company's By-Laws (the "By-Laws") provide that the holders of a majority of the Company Shares issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum at the Meeting. The persons appointed by the Company to act as inspectors of election will treat the Company Shares represented by a properly executed and returned proxy as present at the Meeting for purposes of determining a quorum. The Company Shares present at the Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

  The Company's Certificate of Incorporation (the "Certificate") provides that holders of Class A Common Shares and Preferred Shares, voting together as a single class, have the right to elect 20% of the Board of Directors, and that holders of Class B Common Shares have the right to elect 80% of the Board of Directors. If these percentages do not yield whole numbers, the number of directors to be elected by the holders of the Class A Common Shares and Preferred Shares will be rounded down to the nearest whole number and the number of directors to be elected by the holders of the Class B Common Shares will be rounded up to the nearest whole number. The By-Laws provide that the Company's directors will be elected by a plurality vote. Except with respect to the election of directors, the Class A Common Shares and Class B Common Shares, voting together as a single class, have exclusive voting rights with respect to all matters to come before the Meeting. Each of the Company Shares entitles the holder thereof to one vote on all matters as to which the holder is entitled to vote. Each record holder of depositary shares representing Preferred Shares will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of Preferred Shares represented by such holder's depositary shares. Votes cast at the Meeting will be counted by the inspectors of election.

  Because directors will be elected by a plurality vote, abstentions and broker non-votes will have no effect upon the election of directors. All other matters to come before the Meeting require the approval of a majority of the Common Shares present and entitled to vote at the Meeting with respect to such matters; therefore, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes as to particular proposals will not be deemed to be a part of the voting power present with respect to such proposals, will not count as votes for or against such proposals and will not be included in calculating the number of votes necessary for approval of such proposals.

  Proxies in the enclosed form are solicited by the Board of Directors to provide an opportunity to every stockholder to vote on all matters scheduled to come before the Meeting as to which such stockholder is entitled to vote, whether or not he or she attends in person. If the proxies in the enclosed form are properly executed and returned, the shares represented thereby will be voted as specified. If no specifications are made, the proxies representing the Common Shares will be voted in favor of the proposed nominees, for the ratification of the appointment of auditors and against the stockholder proposal. If no specifications are made, proxies representing the Preferred Shares will be voted in favor of the proposed nominees. Any stockholder submitting a proxy may revoke that proxy or submit a revised proxy at any time before it is voted. A stockholder may also attend the Meeting in person and vote by ballot, thereby canceling any proxy previously given. Management expects no matters to be presented for action at the Meeting other than the election of directors, the ratification of the appointment of auditors and the stockholder proposal. If, however, any other matters properly come before the Meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment.

PROXY SOLICITATION

  The Company will pay all expenses of soliciting proxies for the Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and the Company will reimburse them for their reasonable expenses in doing so. The Company has retained Georgeson & Co. Inc., Wall Street Plaza, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for such firm's services will be $7,500 plus its reasonable out-of-pocket expenses. Certain employees of the Company, who will receive no additional compensation for their services, may also solicit proxies by telephone, telegram, telex, telecopy or personal interview.

STOCKHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's 1998 proxy materials, stockholder proposals must be received by the Company no later than November 19, 1997.

CORPORATE GOVERNANCE

  The Board of Directors, which held six meetings during 1996, has primary responsibility for directing the management of the business and affairs of the Company. The Board currently consists of seventeen members, but following the Meeting will consist of fifteen members as set by the Board of Directors in accordance with the Certificate. To provide for effective direction and management of the Company's business, the Board of Directors has established five committees, including the Audit Committee, the Nominating Committee and the Corporate Personnel Committee.

  The Audit Committee reviews the Company's financial statements and exercises general oversight with respect to the activities of the Company's independent auditors, principal accounting officer and internal auditing group and related matters. The Audit Committee currently consists of Mr. Day as Chairman, and Messrs. Bruce, Davis, Harrison, Johnston, Kissinger, Lackey, Rankin and Siegel and Ms. McDonald, none of whom is an officer or employee of the Company or any of its subsidiaries. The Audit Committee met three times during 1996.

  The Nominating Committee makes recommendations to the Board concerning the structure of the Board, corporate governance and proposed new members of the Board, and nominates individuals to stand for election as directors. The Nominating Committee will consider recommendations by the Company's stockholders of potential nominees for election as directors. The Company's Secretary will, upon written request from any stockholder, furnish information concerning the procedures required to be followed in connection with such recommendation. The Nominating Committee currently consists of Mr. Rankin as Chairman, and Messrs. Clifford, Day, Moffett and Woods. The Nominating Committee held two meetings during 1996.

  The Corporate Personnel Committee, which is described further below, currently consists of Mr. Bruce as Chairman, and Messrs. Harrison, Putnam, Wharton and Woods. The Corporate Personnel Committee met nine times during 1996.

  During 1996 each of the current directors attended at least 75% of the aggregate number of meetings held of the Board and Board committees on which he or she served, except Mr. Harrison and Ms. McDonald.

                             ELECTION OF DIRECTORS

  As discussed above, the Certificate provides that the holders of Class A Common Shares and Preferred Shares, voting as a class, elect 20% of the Board and that the holders of Class B Common Shares elect the remaining 80%. The Board of Directors has fixed the number of directors at fifteen as of the Meeting, three of whom are elected by the holders of Class A Common Shares and Preferred Shares (the "Class A Directors") and twelve of whom are elected by the holders of Class B Common Shares (the "Class B Directors"). In addition, the Board consists of three classes, each of which serves a three-year term of office with one class being elected each year.

  Pursuant to an agreement (the "RTZ-CRA Agreement") among the Company, Freeport-McMoRan Inc. ("FTX"), The RTZ-CRA Group ("RTZ-CRA") and certain of RTZ-CRA's affiliates (the "RTZ-CRA Affiliates"), RTZ-CRA has the right to submit for nomination for election by the Company's stockholders the percentage of directors, rounded to the nearest whole number, that is proportionately equal to the aggregate percentage ownership by the RTZ-CRA Affiliates of all outstanding Common Shares. The RTZ-CRA Affiliates may nominate directors either as Class A Directors or Class B Directors, but the percentage of Class B Directors so nominated, if any, cannot exceed the percentage of the total number of Class B Common Shares outstanding that are owned by the RTZ-CRA Affiliates. As of the Record Date, RTZ Indonesia Limited, an RTZ-CRA Affiliate, owned 23,931,100 Class A Common Shares, or approximately 11.9% of the Common Shares outstanding. In the RTZ-CRA Agreement, the Company agreed to include the nominees submitted by the RTZ-CRA Affiliates with the directors nominated by the Board for election by Company stockholders and to refrain from taking any action that may hinder the election of such nominees. Messrs. Clifford and Davis are the directors selected by RTZ-CRA and both serve as Class A Directors.

  The persons named as proxies in the enclosed form of proxy, unless otherwise directed, intend to vote in that capacity for the election of J. Taylor Wharton (who serves currently as a Class A Director) and William B. Harrison, Jr., J. Bennett Johnston, Henry A. Kissinger and Rene L. Latiolais (all of whom serve currently as Class B Directors) as members of Class II to serve until the 2000 Annual Meeting of Stockholders. Messrs. Davis, Moffett, Putnam and Rankin are members of Class III and are serving terms that expire at the 1998 Annual Meeting of Stockholders, and Messrs. Bruce, Clifford, Day, Lackey and Mealey and Ms. McDonald are members of Class I and are serving terms that expire at the 1999 Annual Meeting of Stockholders.

INFORMATION ABOUT NOMINEES AND DIRECTORS

  The following table provides certain information as of December 31, 1996 with respect to each director nominee and each other director whose term will continue after the Meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

                                                                               YEAR FIRST
    NAME OF NOMINEE              PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS    ELECTED A
      OR DIRECTOR         AGE          AND POSITIONS WITH THE COMPANY           DIRECTOR
    ---------------       --- ------------------------------------------------ ----------
Robert W. Bruce III        52 President, The Robert Bruce Management Co.,         1995
                               Inc., investment managers. Managing Partner,
                               Steamboat Group, until 1992. Director of FTX
                               and McMoRan Oil & Gas Co. ("MOXY").
R. Leigh Clifford          49 Managing Director, CRA Limited ("CRA"), a mining    1995
                               and metals producer. Mining Director, RTZ-CRA,
                               a worldwide mining and smelting company, until
                               1996. Group Executive for CRA, until 1993.
                               Director of CRA and RTZ Corporation PLC
                               ("RTZ"), a mining and smelting company.
Leon A. Davis              57 Chief Executive, RTZ-CRA. Chief Operating           1996
                               Officer, RTZ-CRA until December 1996. Chief
                               Executive, CRA, until March 1996. Mining
                               Director of RTZ until 1994. Director of CRA and
                               RTZ.
Robert A. Day              53 Chairman of the Board of Trust Company of the       1995
                               West, an investment management company.
                               Chairman and President of W.M. Keck Foundation.
                               Director of Fisher Scientific International,
                               Inc., FTX and MOXY.
William B. Harrison, Jr.   53 Vice Chairman of The Chase Manhattan Corporation    1995
                               and its subsidiary, The Chase Manhattan Bank.
                               Director of Dillard Department Stores, Inc.,
                               FTX and MOXY.
J. Bennett Johnston        64 Chairman of Johnston and Associates, LLC, a         1997
                               legal and business consulting firm, and
                               Chairman of Johnston Development Co. LLC, a
                               project development firm. United States Senator
                               until January 1997. Director of Chevron Corp.,
                               URS Corp. and Columbia Gas System Inc.

                                                                            YEAR FIRST
   NAME OF NOMINEE            PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS    ELECTED A
     OR DIRECTOR       AGE          AND POSITIONS WITH THE COMPANY           DIRECTOR
   ---------------     --- ------------------------------------------------ ----------
Henry A. Kissinger      73 Chairman of the Board and Chief Executive           1995
                            Officer, Kissinger Associates, Inc.,
                            international consultants and consultants to
                            the Company. Director of Revlon, Inc.,
                            Hollinger International Inc. and FTX.
Bobby Lee Lackey        59 President and Chief Executive Officer of J.S.       1995
                            McManus Produce Company, Inc., grower of
                            vegetables and shipper of fruits and
                            vegetables. Director of FTX and MOXY.
Rene L. Latiolais       54 Vice Chairman of the Board of the Company since     1993
                            1994. Commissioner of P.T. Freeport Indonesia
                            Company ("PT-FI"), an operating subsidiary of
                            the Company, since 1993. President and Chief
                            Executive Officer of FTX and Freeport-McMoRan
                            Resource Partners, Limited Partnership. Chief
                            Operating Officer of FTX until 1995. Executive
                            Vice President of FTX until 1993. Senior Vice
                            President of FTX until 1992. Director of FTX.
Gabrielle K. McDonald   54 Judge, International Criminal Tribunal for the      1995
                            Former Yugoslavia. Distinguished Visiting
                            Professor of Law, Texas Southern University,
                            Thurgood Marshall School of Law, until 1995.
                            Visiting Professor of Law, St. Mary's
                            University School of Law, and of counsel,
                            Walker & Satterthwaite, law firm, until 1993.
                            Director of FTX and MOXY.
George A. Mealey        63 Vice President Commissioner of PT-FI and            1988
                            consultant to the Company. President and Chief
                            Operating Officer of the Company and Executive
                            Vice President of FTX until 1996.
James R. Moffett        58 Chairman of the Board and Chief Executive           1992
                            Officer of the Company. President Commissioner
                            of PT-FI. Chairman of the Board of FTX and Co-
                            Chairman of the Board of MOXY.
George Putnam           70 Chairman of The Putnam Investment Management        1995
                            Company, Inc. and of each of the members of the
                            Putnam group of mutual funds. Director of The
                            Boston Company, Inc., Boston Safe Deposit and
                            Trust Company, Houghton-Mifflin Company, Marsh-
                            McLennan Companies Inc., Rockefeller Group,
                            Inc., FTX and MOXY.

                                                                        YEAR FIRST
 NAME OF NOMINEE          PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS    ELECTED A
   OR DIRECTOR     AGE          AND POSITIONS WITH THE COMPANY           DIRECTOR
 ---------------   --- ------------------------------------------------ ----------
B. M. Rankin, Jr.   66 Private investor. Director of FTX and MOXY.         1995
J. Taylor Wharton   58 Chairman of the Department of Gynecology at the     1995
                        University of Texas M.D. Anderson Cancer
                        Center. Director of FTX and MOXY.

  The directors of the Company who also serve as directors of FTX and MOXY constitute a majority of the directors of each of those corporations.

DIRECTOR COMPENSATION

  Each director who is not an officer or employee of the Company or any of its subsidiaries receives: (i) an annual fee of $25,000 for serving on the Board;
(ii) a fee of $1,000 for attendance at each meeting of the Board or a Board committee; and (iii) an annual fee of $2,000 for each Board committee of which a director is the chairperson. Each director who is also an officer or employee of the Company or any of its subsidiaries receives a fee of $1,000 for attendance at each Board meeting.

RETIREMENT PLAN FOR NON-OFFICER DIRECTORS

  The Company has a retirement plan for the benefit of non-officer directors who reach age sixty-five. Under the retirement plan, an eligible director will be entitled to an annual benefit equal to a percentage of the standard portion of the annual fee for a director at the time of his or her retirement. The amount of such percentage, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-officer director of the Company or its predecessors. The benefit is payable from the date of retirement until the retiree's death.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  Each director who is not an employee of the Company is eligible for the grant of options under the Company's 1995 Stock Option Plan for Non-Employee Directors (the "1995 Plan"). On August 1 of each year through 2004, each eligible director will be granted a non-qualified option to purchase 10,000 Class B Common Shares at 100% of the fair market value of such shares on the date of grant. Each option granted under the 1995 Plan expires ten years after the date of grant. In accordance with the 1995 Plan, on August 1, 1996 each non-employee director was granted an option to purchase 10,000 Class B Common Shares at an exercise price of $30.4375. During 1996 none of the current directors exercised options granted under the 1995 Plan.

MATCHING GIFTS PROGRAM

  The Freeport-McMoRan Foundation (the "Foundation") administers a matching gifts program in which the Company participates. The program is available to the Company's directors, officers, employees, full-time consultants and retirees. Under the program, the Foundation will match gifts made by a participant to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. The Foundation double matches gifts by a director not in excess of $1,000 and gifts by any other participant not in excess of $500. The annual amount of Company matching gifts for any director may not exceed $40,000, and for any other participant may not exceed $20,000. The matching gifts made by the Foundation on behalf of the Company in 1996 for each of the participating directors were as follows: $40,000 for Mr. Bruce; $28,200 for Mr. Harrison; $38,500 for Mr. Kissinger; $9,775 for Mr. Lackey; $3,675 for Mr. Latiolais; $2,000 for Ms. McDonald; $14,320 for Mr. Mealey; $40,000 for Mr. Moffett; $40,000 for Mr. Putnam; $26,170 for Mr. Rankin; and $4,500 for Mr. Wharton.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information regarding the ownership of the Class A Common Shares and Class B Common Shares by (i) each director nominee and each other director whose term will continue after the Meeting, (ii) each executive officer for whom compensation information is disclosed under the heading "Executive Officer Compensation" and (iii) all directors and executive officers of the Company as a group, determined in accordance with Rule 13d-3 of the Securities and Exchange Commission ("SEC") based on information furnished by such persons. None of the persons shown below beneficially owns any Preferred Shares, except for Mr. Goodyear who owns 2,000 depositary shares representing 50 Silver Preferred Shares and certain persons who beneficially own depositary shares representing Step-Up Preferred Shares as reflected in the notes below. Unless otherwise indicated, all information is presented as of December 31, 1996 and all shares shown are held with sole voting and investment power.

                                  NUMBER OF CLASS A    NUMBER OF CLASS B COMMON
                                    COMMON SHARES        SHARES BENEFICIALLY
     NAME OF BENEFICIAL OWNER   BENEFICIALLY OWNED (1)       OWNED (1)(2)
     ------------------------   ---------------------  -------------------------
     Richard C. Adkerson                  5,503(3)               230,170(3)(4)
     Robert W. Bruce III                180,500(5)               304,411(5)
     R. Leigh Clifford                       --                       --
     Leon A. Davis                           --                       --
     Robert A. Day                          252                   50,961
     Charles W. Goodyear                     --                  177,505(4)(6)
     William B. Harrison, Jr.               208(7)                16,481(7)
     J. Bennett Johnston                     --                       --
     Henry A. Kissinger                     240                   46,866
     Bobby Lee Lackey                       128(8)                53,123(8)
     Rene L. Latiolais                   12,492                  523,613(4)(9)
     Adrianto Machribie                      --                    2,295
     Gabrielle K. McDonald                    6                    8,148
     George A. Mealey                    16,792                  386,288
     James R. Moffett                    72,868(10)            1,664,114(4)(10)
     George Putnam                   11,232,586(11)            5,193,776(11)
     B. M. Rankin, Jr.                   83,567(12)              681,388(12)
     J. Taylor Wharton                    4,893(13)               36,575(13)
     Directors and executive
      officers as a group
      (21 persons)                   11,616,475(14)            9,642,188(14)

---------
 (1) With the exception of Mr. Moffett (who beneficially owns 1.4% of the outstanding Class B Common Shares) and Mr. Putnam (who beneficially owns 13.3% of the outstanding Class A Common Shares and 4.4% of the outstanding Class B Common Shares), each individual holds less than 1% of the outstanding Class A Common Shares and Class B Common Shares, respectively.

 (2) Includes Class B Common Shares that could be acquired within sixty days after December 31, 1996, upon the exercise of options granted pursuant to Company stock option plans for the benefit of such individuals, as follows: Mr. Adkerson, 112,610 shares; Mr. Bruce, 36,007 shares; Mr. Day, 47,377 shares; Mr. Goodyear, 175,180 shares; Mr. Harrison, 13,534 shares; Mr. Kissinger, 43,498 shares; Mr. Lackey, 51,256 shares; Mr. Latiolais, 392,560 shares; Mr. Machribie, 2,295 shares; Ms. McDonald, 7,966 shares; Mr. Mealey, 375,132 shares; Mr. Moffett, 517,250 shares; Mr. Putnam, 51,256 shares; Mr. Rankin, 51,256 shares; Mr. Wharton, 13,534 shares; all directors and executive officers as a group, 2,126,959 shares.
 (3) Includes 5,503 Class A Common Shares and 3,274 Class B Common Shares held in a retirement trust for the benefit of Mr. Adkerson.
 (4) Includes Class B Common Shares held by the trustee under the Company's Employee Capital Accumulation Program, as follows: Mr. Adkerson, 116 shares; Mr. Goodyear, 2,281 shares; Mr. Latiolais, 69 shares; Mr. Moffett, 17,738 shares.
 (5) Includes 180,000 Class A Common Shares and 261,387 Class B Common Shares held by a limited partnership with respect to which Mr. Bruce shares voting and investment power.
 (6) Includes 44 Class B Common Shares held in a retirement trust for the benefit of Mr. Goodyear.
 (7) Includes 60 Class A Common Shares and 842 Class B Common Shares owned by Mr. Harrison's wife.
 (8) Includes 68 Class A Common Shares and 1,006 Class B Common Shares held in a retirement trust for the benefit of Mr. Lackey.
 (9) Includes 11,710 Class B Common Shares held in a retirement trust for the benefit of Mr. Latiolais.
(10) Includes 16,342 Class A Common Shares and 245,125 Class B Common Shares held for the benefit of trusts with respect to which Mr. Moffett, as co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership.
(11) Includes (i) 9,959,818 Class A Common Shares, 5,130,775 Class B Common Shares and 1,271,936 Class A Common Shares that may be acquired upon the conversion of Step-Up Preferred Shares held by mutual funds with respect to which Mr. Putnam shares voting and investment power but as to which he disclaims beneficial ownership and (ii) 160 Class A Common Shares and 2,266 Class B Common Shares held by a charitable trust with respect to which Mr. Putnam, as co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership.
(12) Includes (i) 3,340 Class A Common Shares that may be acquired upon the conversion of Step-Up Preferred Shares, (ii) 48,269 Class A Common Shares, 243,496 Class B Common Shares and 3,340 Class A Common Shares that may be acquired upon the conversion of Step-Up Preferred Shares with respect to which Mr. Rankin, under a power of attorney, has sole voting and investment power but as to which he disclaims beneficial ownership and (iii) 3,340 Class A Common Shares that may be acquired upon the conversion of Step-Up Preferred Shares with respect to which Mr. Rankin, under a power of attorney, shares investment power but as to which he disclaims beneficial ownership.

(13) Includes (i) 420 Class A Common Shares held in a retirement trust for the benefit of Mr. Wharton, (ii) 3,011 Class A Common Shares and 8,926 Class B Common Shares held by Mr. Wharton's wife, (iii) 160 Class A Common Shares held in a retirement trust for the benefit of Mr. Wharton's wife and (iv) 332 Class A Common Shares and 4,757 Class B Common Shares held by Mr. Wharton as custodian for his daughters.
(14) Represents approximately 13.8% of the outstanding Class A Common Shares and approximately 8.2% of the outstanding Class B Common Shares, respectively.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information with respect to each person known by the Company to be a beneficial owner of more than 5% of any class of the Company's voting securities determined in accordance with Rule 13d-3 of the SEC based on information furnished by such persons. Unless otherwise indicated, all information is presented as of December 31, 1996, and all shares indicated as beneficially owned are held with sole voting and investment power.

                             NUMBER OF CLASS A  PERCENT NUMBER OF CLASS B  PERCENT
     NAME AND ADDRESS OF       COMMON SHARES      OF      COMMON SHARES      OF
            PERSON           BENEFICIALLY OWNED  CLASS  BENEFICIALLY OWNED  CLASS
     -------------------     ------------------ ------- ------------------ -------
   Putnam Investments, Inc.      10,117,083(1)   12.0%              --        --
   One Post Office Square
   Boston, Massachusetts
    02109
   RTZ Indonesia Limited         23,931,100      28.4%              --        --
   6 St. James's Square
   London SW1Y 4LD
   England
   Oppenheimer Group, Inc.               --        --       28,405,459(2)   24.1%
   Oppenheimer Tower
   World Financial Center
   New York, New York 10281

---------
(1) Based on the Schedule 13G dated January 27, 1997 that Putnam Investments, Inc. filed with the SEC. Putnam Investments, Inc., through its affiliates, shares voting power with respect to 93,709 Class A Common Shares and shares investment power with respect to all shares shown but disclaims beneficial ownership of such shares.

(2) Based on the Schedule 13G dated January 4, 1997 that Oppenheimer Group, Inc. filed with the SEC. Oppenheimer Group, Inc., through its affiliates, shares voting and investment power with respect to all shares shown but disclaims beneficial ownership of such shares.

                              ------------------

EXECUTIVE OFFICER COMPENSATION

  The following table sets forth information regarding the compensation that the Company paid to its chief executive officer and each of its four most highly compensated executive officers (with respect to salary and bonus only) other than the chief executive officer (collectively, the "Named Executive Officers"). During 1996, Messrs. Moffett, Adkerson, Latiolais and Goodyear also provided services to and received compensation from FTX.

                          SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                                    ---------------------
                                       ANNUAL COMPENSATION             AWARDS    PAYOUTS
                              ------------------------------------- ------------ --------
                                                                     SECURITIES
   NAME AND PRINCIPAL                                OTHER ANNUAL    UNDERLYING    LTIP      ALL OTHER
        POSITION         YEAR SALARY(1)    BONUS    COMPENSATION(2) OPTIONS/SARS PAYOUTS  COMPENSATION(3)
   ------------------    ---- ---------- ---------- --------------- ------------ -------- ---------------
James R. Moffett         1996 $1,069,444 $5,725,000    $161,208(4)     930,000   $271,283     $84,975
 Chairman of the         1995         --  1,819,336          --      2,456,799    102,485       2,000
 Board and Chief         1994         --         --          --             --         --          --
 Executive Officer
Rene L. Latiolais        1996     70,000  2,045,000       4,347        200,000    108,513      10,283
 Vice Chairman           1995         --    632,047          --        735,183     40,994       2,000
 of the Board            1994         --         --          --             --         --          --
Richard C. Adkerson      1996    397,727  2,433,000      78,726(5)     250,000     54,257      28,465(6)
 Executive Vice          1995         --    849,660          --        494,203     20,497          --
 President               1994         --         --          --             --         --          --
Charles W. Goodyear(7)   1996    150,000  1,311,000       1,415        110,000     54,257       7,500
 Senior Vice             1995         --    722,507          --        478,756     20,497          --
 President               1994         --         --          --             --         --          --
Adrianto Machribie       1996    287,497    450,000      79,413(8)       5,500         --          --
 President Director      1995    167,917    100,000      86,235(8)      16,838         --          --
 P.T. Freeport Indonesia 1994    159,267     50,000      89,796(8)          --         --          --
 Company

---------
(1) Prior to January 1, 1996, the Named Executive Officers, other than Mr. Machribie, were employed by FTX and received salaries from FTX rather than from the Company.
(2) In addition to items disclosed in notes 4 and 8, includes the Company's payment of taxes in connection with certain benefits the Company provided to each Named Executive Officer for 1996 in the following amounts: Mr. Moffett, $38,806; Mr. Latiolais, $4,347; Mr. Adkerson, $14,822; and Mr. Goodyear, $1,415. Does not include perquisites that the Company provided to each Named Executive Officer unless the aggregate amount in any year exceeded $50,000.

(3) Comprised of the Company's contributions to defined contribution plans in 1996, the Company's premium payments for universal life insurance policies during 1996 and director fees in 1996 as follows:

                                      LIFE
                          PLAN      INSURANCE DIRECTOR
       NAME           CONTRIBUTIONS PREMIUMS    FEES
       ----           ------------- --------- --------
       Mr. Moffett       $53,473     $25,502   $6,000
       Mr. Latiolais       3,500         783    6,000
       Mr. Adkerson       19,886       1,877       --
       Mr. Goodyear        7,500          --       --
       Mr. Machribie          --          --       --

(4) Includes $122,402 of perquisites that the Company provided to Mr. Moffett in 1996 consisting of (a) $40,000 of matching gifts under the matching gifts program, (b) $16,256 for financial counseling and tax return preparation and certification services in 1996, and (c) $66,146 of additional income recognized for federal income tax purposes by Mr. Moffett for use of the Company's aircraft.
(5) Includes $63,904 of perquisites that the Company provided to Mr. Adkerson in 1996 consisting of (a) $40,000 of matching gifts under the matching gifts program, (b) $3,977 for financial counseling and tax return preparation and certification services, and (c) $19,927 of additional income recognized for federal income tax purposes by Mr. Adkerson for use of the Company's aircraft.
(6) Includes $6,702 for a scholarship that the Company provided in 1996 for the benefit of Mr. Adkerson's son.
(7) Effective as of January 1, 1997, Mr. Goodyear resigned from the Company and, pursuant to an agreement described in the section titled "Certain Transactions," he forfeited two-thirds of the stock options that the Company granted to him in 1996 and will receive $8,333 per month over a three-year period.
(8) Includes $79,413, $86,235 and $89,796 of perquisites that the Company provided to Mr. Machribie in 1996, 1995 and 1994, respectively, consisting of (a) $60,000 of principal payments of non-interest bearing loans to Mr. Machribie from the Company that were forgiven in each year, and (b) $19,413, $26,235 and $29,796 of imputed interest in 1996, 1995 and 1994, respectively, on such loans.

                              ------------------

  The following table sets forth information with respect to all stock options and SARs that the Company granted to each of the Named Executive Officers in 1996.

                           OPTION/SAR GRANTS IN 1996

                         NUMBER OF   PERCENT OF TOTAL
                         SECURITIES    OPTIONS/SARS
                         UNDERLYING     GRANTED TO    EXERCISE               GRANT DATE
                        OPTIONS/SARS   EMPLOYEES IN   OR BASE   EXPIRATION     PRESENT
         NAME            GRANTED(1)        1996        PRICE       DATE        VALUE(2)
         ----           ------------ ---------------- -------- ------------- -----------
James R. Moffett          930,000         53.17%       $35.50   May 14, 2006 $11,541,300
Rene L. Latiolais         200,000         11.43%        35.50   May 14, 2006   2,482,000
Richard C. Adkerson       250,000         14.29%        35.50   May 14, 2006   3,102,500
Charles W. Goodyear(3)    110,000          6.29%        35.50   May 14, 2006   1,365,100
Adrianto Machribie          5,500          0.31%        32.81  Apr. 30, 2006      60,775

---------
(1) The stock options granted to Messrs. Moffett, Latiolais, Adkerson and Goodyear will become exercisable over a five-year period and the stock options granted to Mr. Machribie will become exerciseable over a four-year period. The stock options will become immediately exercisable in their entirety if (a) any person or group of persons acquires beneficial ownership of shares representing 20% or more of the Company's total voting power or (b) under certain circumstances, the composition of the Board of Directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof. Each stock option has an equal number of tandem "limited rights," which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of the Company's total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.
(2) The Black-Scholes option pricing model was used to determine the grant date present value of the stock options granted by the Company to the Named Executive Officers. Under the Black-Scholes option pricing model, the grant date present value of each stock option and SAR referred to in the table was calculated to be $11.05 on April 30, 1996 and $12.41 on May 14, 1996. The following facts and assumptions were used in making such calculations: (a) an unadjusted exercise price for each such stock option as set forth under the column labeled "Exercise or Base Price;" (b) a fair market value of $32.8125 and $35.50 for one Class B Common Share on April 30, 1996 and May 14, 1996, respectively; (c) dividend yields of 2.74% and 2.54%, respectively, derived from dividing (i) $0.90, which is the value of the dividend currently being paid on one Class B Common Share, by (ii) the fair market value of one Class B Common Share on the dates of grant;
    (d) a term for such stock options as set forth under the column labeled "Expiration Date;" (e) a stock volatility of 25.8%, based on an analysis of weekly closing stock prices of Class B Common Shares over a 36-week period; and (f) an assumed risk-free interest rate of 6.61%, such rate being equivalent to the yield on the dates of grant on a treasury note with a maturity date comparable to the expiration of such stock option. No other discounts or restrictions related to vesting or the likelihood of vesting of stock options were applied. The resulting grant date present value for each stock option was multiplied by the total number of stock options granted to each of the Named Executive Officers to determine their total grant date present values.
(3) Effective January 1, 1997, Mr. Goodyear resigned from the Company and forfeited two-thirds of these stock options pursuant to an agreement described in the section titled "Certain Transactions."

                               -----------------

  The following table sets forth information with respect to any exercises of stock options and SARs in 1996 by each of the Named Executive Officers and all outstanding Company stock options and SARs held by each of the Named Executive Officers as of December 31, 1996.

                     AGGREGATE OPTION/SAR EXERCISES IN 1996
                     OPTION/SAR VALUES AT DECEMBER 31, 1996



                                               NUMBER OF SECURITIES
                                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                  OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS
                       SHARES                    DECEMBER 31, 1996       AT DECEMBER 31, 1996
                      ACQUIRED      VALUE    ------------------------- -------------------------
       NAME          ON EXERCISE  REALIZED   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
       ----          ----------- ----------- ------------------------- -------------------------
James R. Moffett      1,680,926  $26,498,910      775,873/930,000         $7,961,578/$     --
Rene L. Latiolais       115,849    1,342,169      595,553/223,781          6,827,022/ 264,223
Richard C. Adkerson     307,746    5,021,634      128,459/307,998          1,315,487/ 590,048
Charles W. Goodyear     221,386    3,509,441      199,372/167,998          2,144,329/ 590,048
Adrianto Machribie        8,414       91,183        2,295/ 11,629             25,499/  63,159

  The following table sets forth information with respect to all long-term incentive plan awards made in 1996 by the Company to each of the Named Executive Officers.

                   LONG-TERM INCENTIVE PLANS--AWARDS IN 1996

                               PERFORMANCE
                     NUMBER OF  OR OTHER   ESTIMATED FUTURE
                      SHARES,    PERIOD     PAYOUTS UNDER
                     UNITS OR     UNTIL       NON-STOCK
                       OTHER   MATURATION    PRICE-BASED
NAME                 RIGHTS(1)  OR PAYOUT      PLANS(2)
----                 --------- ----------- ----------------
James R. Moffett      180,000   12/31/99      $1,008,000
Rene L. Latiolais      50,000   12/31/99         280,000
Richard C. Adkerson    75,000   12/31/99         420,000
Charles W. Goodyear    50,000   12/31/99         280,000
Adrianto Machribie     18,000   12/31/99         100,800

---------
(1) Represents the number of performance units covered by the Company's performance awards granted in 1996 under the 1995 Long-Term Performance Incentive Plan (the "Long-Term Plan"). As of December 31 of each year, each Named Executive Officer's performance award account will be credited with an amount equal to the "annual earnings per share" or "net loss per share" (as defined in the Long-Term Plan) for that year multiplied by the number of performance units then credited to such performance award account. Annual earnings per share or net loss per share includes the net income or net loss of each majority-owned subsidiary of the Company that is attributable to equity interests that are not owned by the Company. The Corporate Personnel Committee may, however, in the exercise of its discretion, prior to crediting the Named Executive Officers' performance award accounts with respect to a particular year, reduce or eliminate the amount of the annual earnings per share that otherwise would be credited to any performance award account for such year. The balance in such performance award account is generally paid as soon as practicable after December 31 of the year in which the third anniversary of the award occurs.

(2) The amounts represent the annual earnings per share for 1996, as determined by the Corporate Personnel Committee, applied over a four-year period.

                              ------------------

  Retirement Benefit Program. The Company's retirement benefit program was amended effective July 1, 1996, to incorporate a "cash-balance plan" design. Under the amended program, each participant, including each of the Named Executive Officers other than Mr. Machribie, is entitled to benefits based upon the sum of his starting account balance, annual benefit credits and annual interest credits allocated to his "account." The starting account balance is equal to the value of the participant's accrued benefit as of June 30, 1996, under the prior plan. The annual benefit credit consists of two parts: (1) 4% of the participant's earnings for the year in excess of the social security wage base for the year; and (2) a percentage of the participant's total earnings for the year. The percentage of total earnings is determined as follows:

  . 15%, if as of January 1, 1997, the participant's age plus service totaled
    65 or more, he was at least 50 years old and had at least 10 years of service;

  . 10%, if as of January 1, 1997, the participant's age plus service totaled
    55 or more, he had at least 10 years of service, and he did not meet the requirements for a 15% allocation;

  . 7%, if as of January 1, 1997, the participant's age plus service totaled
    45 or more, he had at least 5 years of service, and he did not meet the requirements for a greater allocation;

  . 4%, if the participant did not meet the requirements for a greater allocation.

  The annual interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. For the first half-year of the cash-balance plan design, ending December 31, 1996, the annual benefit credits were based on compensation for the second half of the year, and the interest credit was 2.79% (equal to half the annual yield rate of 5.58%). Interest credits stop at the end of the year in which the participant reaches age 60. Upon retirement a participant's account balance is payable either in a lump sum or an annuity, as selected by the participant. A participant's "earnings" are comprised of annual base salary (see "Salary" in the Summary Compensation Table above), plus a percentage of certain bonuses (See "Bonus" in the Summary Compensation Table above), which percentage is the lesser of 50% or the percentage of the bonus not deferred. Years of service include not only years with the Company but also any years with the Company's predecessors.

  Benefits payable to a participant under the Company's retirement benefit program are no longer determined primarily by such individual's final average compensation and years of service. However, if a participant's age plus service equalled 65 or more as of January 1, 1997, and as of that date the participant had both attained age 50 and had at least 10 years of service, the participant is "grandfathered" into a benefit of no less than the benefit under the former retirement benefit formula based on years of service and final average earnings.

  The following is the estimated annual retirement benefit, payable as an annuity for life, of each of the Named Executive Officers (other than Mr. Machribie who does not participate in the Company's retirement benefit program), assuming retirement at age 60, and allowing for reasonable annual increases in earnings until retirement: Mr. Moffett, $192,639; Mr. Adkerson, $272,267; and Mr. Latiolais, $175,352. Mr. Goodyear resigned effective January 1, 1997 and his estimated annual benefit under the retirement benefit program, if the benefit is paid as an annuity for life commencing at age 60, is $31,334.

CORPORATE PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Corporate Personnel Committee is composed of five independent directors, none of whom is an officer or employee of the Company or any of its subsidiaries. The Committee met nine times in 1996. The Committee determines the compensation of the Company's Chief Executive Officer and other executives (the "Executive Officers") and administers the Company's annual incentive plan, performance incentive awards program, long-term incentive plans and stock option plans.

  For 1996 the Committee reviewed the results of a comparison of Company performance relative to a group of mining companies (the "Peer Group"), which group is comprised of the companies included in the Dow Jones Other Non-Ferrous Metals Index and the Dow Jones Precious Metals Index. An independent executive compensation consultant conducted this review to help the Committee ensure that overall executive compensation levels relate appropriately to Company performance when compared to performance of the Peer Group. Provided below in the section entitled "Annual Cash Awards" is a listing of the financial performance factors covered in this comparison of Company performance and a summary of the Company's operational and strategic accomplishments during 1996 that the Committee considered.

  The Committee uses the policies described below as a framework for the compensation programs in which the Executive Officers participate.

 Base Salaries

  Base salaries of the Executive Officers are established at appropriate levels after consideration of each executive's responsibilities and market salaries for similarly situated Executive Officers in other organizations. Such organizations generally are not included in the Peer Group, but are organizations whose operational, corporate financing and other activities are considered comparable to those that the Company accomplished in recent years under the direction of the Executive Officers. The Committee established base salaries for the Chief Executive Officer and certain other Executive Officers who, prior to 1996, were employed by Freeport-McMoRan Inc. (FTX) and provided services to the Company through a management services agreement. The Company increased base salaries for certain Executive Officers in 1996 in recognition of significant changes in their responsibilities during 1996. The Chief Executive Officer did not receive a base salary increase during 1996.

 Annual Cash Awards

  The Company's annual incentive plan is designed to provide incentives, in the form of annual cash awards, to certain Executive Officers whose performance can have a major impact on the profitability and future growth of the Company.

  Under the terms of the annual incentive plan, in which the Chief Executive Officer participates, no awards will be made for any year if the five-year average return on investment (generally, consolidated net income divided by consolidated stockholders' equity and long-term debt, including the minority interests' share of subsidiaries' income and stockholders' equity) is less than 6%. During the five-year period ending in 1996, the average return on investment was 11.5%. When determining the aggregate awards granted under the annual incentive plan for 1996, the Committee considered as a guideline 2.5% of net cash provided by operating activities in 1996, which amount is the maximum that may be awarded under the annual incentive plan to Executive Officers whose compensation is subject to the limitation on deductible compensation imposed by Section 162(m) of the Internal Revenue Code ("Section 162(m)").

  The Company's performance incentive awards program is designed to provide incentives in the form of annual cash awards to certain middle managers and Executive Officers who do not participate in the annual incentive plan. In 1996, each participant in the performance incentive awards program was assigned a guideline amount, expressed as a percentage of the base salary paid to such participant, which when combined with base salary, was generally designed to achieve total annual cash compensation substantially equal to 75th percentile Peer Group levels. Actual performance incentive awards may range from zero to a multiple of the guideline amount, with the result being that the competitive position of total annual cash compensation for participants in the performance incentive awards program may vary substantially from year to year depending on performance.

  To determine the total amount available for incentive awards in 1996 within the plan limits and guidelines of both plans described above, the Committee considered certain Company financial performance factors and operational and strategic accomplishments achieved in 1996. These performance factors were not individually weighted.

  The financial performance factors included the percentage change in net cash provided by operating activities over the prior year, the percentage change in total managed net income (generally, consolidated net income plus the minority interests' share of subsidiaries' net income) over the prior year, return on managed equity, and return on investment. Results of these performance factors for 1996 were compared to the Company's historical results during each of the last three years, and to the Peer Group's estimated 1996 results and actual results during the last three years.

  Operational and strategic accomplishments of the Company and its subsidiaries during 1996 considered by the Committee included: (i) the reduction of cash production costs from $0.241 per pound of copper in 1995 to $0.168 in 1996; (ii) record production of 1.119 billion pounds of copper and
1.695 million ounces of gold; (iii) average mill throughput of 127,400 metric tons per day, which was higher than planned capacity; (iv) the receipt of Government of Indonesia approval for the first-ever joint venture between two foreign mining companies allowing the Company to proceed with implementation of its strategic alliance with RTZ-CRA; (v) the receipt of the entire $100 million of exploration funds pledged by RTZ-CRA; (vi) the enlargement of the Kucing Liar resource to 250 million tons, with proved reserves of 82 million tons added during 1996; (vii) the expansion of the Intermediate Ore Zone (IOZ), the Deep Ore Zone (DOZ) and the Grasberg pit, adding 79 million tons of reserves; (viii) the completion of the feasibility study and the commencement of construction for the Number 4 Concentrator expansion which will maximize the Grasberg pit resources and provide significant flexibility for future underground development; (ix) the completion of a successful environmental audit by Dames & Moore; (x) the addition of over 500 Irianese to the workforce; (xi) the implementation of the Integrated Timika Development Plan; (xii) continued progress in the development of a new town in Irian Jaya, Kuala Kencana, which is now operating as the administrative center of the Company's Irian Jaya operations; (xiii) the implementation of an integrated computer software system resulting in significant ongoing cost savings; (xiv) the finalization of financing and the commencement of construction of the Gresik smelter, with an expected completion date in mid-1998; (xv) the arrangement of a new $1 billion commercial bank credit facility which increased availability by $250 million and lowered interest costs by 12.5 basis points; (xvi) the public issuance of $450 million of long-term senior debt; (xvii) the repurchase through the stock buy-back program of $221 million of Company common stock during 1996; (xviii) the monetization of the Company's hedging program with the mid-year drop in copper price, with proceeds of $97.2 million received from the sale of put option positions; and (xix) the achievement of the successful commercial start-up of Atlantic Copper's Huelva smelter expansion in January, 1996, with the expansion being completed on time and within budget.

  After reviewing these performance factors, the Committee concluded that the Company's overall financial results for 1996 exceeded the Company's 1995 results and exceeded the Peer Group median for the financial factors considered (with the exception of change in total managed net income), and that operational and strategic accomplishments exceeded expectations.

  Based on its review, the Committee approved an incentive pool for the annual incentive plan of 1.9% of net cash provided by operating activities, which is less than the maximum amount permitted under the plan, and each individual award under the annual incentive plan for 1996 was below the individual award maximum. Performance awards for those Executive Officers participating in the performance incentive awards program in 1996 on average approximated 240% of their guideline amounts. The specific amounts awarded under the annual incentive plan and the performance incentive awards program to the Company's five most highly compensated Executive Officers for 1996, including the Chief Executive Officer, are as shown in the "Summary Compensation Table."

 Stock Options and Long-Term Incentives

  Stock option and cash long-term incentive award guidelines are intended to provide a total potential value that is greater than the value of annual cash compensation to reinforce the importance of shareholder value creation. Executive Officers are eligible to participate in three long-term incentives: stock options, freestanding stock appreciation rights ("SARs") and performance units.

Award guidelines for these incentives are expressed as a fixed number of options, SARs or units that vary according to the position level of each participating Executive Officer. The guidelines were developed originally by the Committee and confirmed by a review of compensation practices of the Peer Group conducted by an independent executive compensation consultant. The total value of long-term incentive awards is generally intended to produce total compensation based on future performance that exceeds 75th percentile levels of the Peer Group for the Executive Officers. Stock options are generally emphasized over other long-term incentive awards.

  The Committee encourages Executive Officers to accumulate significant equity ownership in the Company by granting stock options. The Committee believes that large periodic stock option awards rather than smaller, annual awards provide a more powerful incentive to Executive Officers to achieve sustained growth in shareholder value over the long term. The exercise price of a stock option is equal to the fair market value of a share of the Company's Class B Common Stock on the date of grant. The stock options granted to certain Executive Officers for 1996, including the Chief Executive Officer, are shown in the "Summary Compensation Table." No SAR grants were made in 1996 to Executive Officers.

  The Committee supplements stock option grants to Executive Officers with annual grants of performance units. Performance units are designed to link a portion of executive compensation to cumulative earnings per share because the Company believes that sustained profit performance will help support increases in shareholder value. Each outstanding performance unit is annually credited with an amount equal to the annual earnings per share as defined in the plan (generally, consolidated net income (or net loss) per share plus minority interests' share of net income (or net loss) per share) until the valuation date for such performance award, which is generally December 31 of the year in which the third anniversary of the grant occurs. Such credits are generally paid as soon as practicable after such valuation date. The performance units granted to certain Executive Officers for 1996, including the Chief Executive Officer, are shown in the table entitled "Long-Term Incentive Plans--Awards in 1996."

  Under Section 162(m) no deduction by a publicly held corporation is allowed for compensation paid by the corporation to its most highly compensated executive officers to the extent that the amount of such compensation for the taxable year for any such individual exceeds $1 million. Section 162(m) exempts "performance based" compensation from the deduction limitation. The Company believes that the components of executive compensation that are inherently performance based should qualify for such exclusion from the deduction limitation under Section 162(m). Those components consist of annual cash incentive awards, stock options, SARs and performance units. The Board of Directors recommended and stockholders approved the Annual Incentive Plan, the 1995 Long-Term Performance Incentive Plan, the 1995 Stock Option Plan, and the Adjusted Stock Award Plan, which were designed to qualify compensation payable thereunder for deductibility under Section 162(m). The Company anticipates that the components of individual executive compensation for each highly compensated Executive Officer that do not qualify for any exclusion from the deduction limitation of Section 162(m) should not exceed $1 million in any given year for most Executive Officers, and should therefore qualify for deductibility in most instances.

      Robert W. Bruce III, Chairman            J. Taylor Wharton
      William B. Harrison, Jr.                 Ward W. Woods, Jr.
      George Putnam

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Company's Corporate Personnel Committee are Messrs. Bruce, Harrison, Putnam, Wharton and Woods. No Executive Officer served in 1996 as a director or member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or on the Company's Corporate Personnel Committee.

PERFORMANCE GRAPH

  The following graph compares the change in the cumulative total stockholder return on Class A Common Shares from 1992 to July 1995 at which time the Class B Common Shares were publicly distributed and began trading on the New York Stock Exchange, and on Class B Common Shares from July 1995 through December 1996 with the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Dow Jones Other Non-Ferrous Metals Group Index from 1992 through 1996.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
                     FREEPORT-MCMORAN COPPER & GOLD INC.,
                      S & P 500 STOCK INDEX AND DOW JONES
                     OTHER NON-FERROUS METALS GROUP INDEX


                             [Graph Appears Here]

                                 1991    1992    1993    1994    1995    1996
Freeport-McMoRan Copper & Gold
 Inc.                           $100.00 $137.06 $161.03 $140.34 $191.36 $209.32
S&P 500 Stock Index             $100.00 $107.62 $118.46 $120.03 $165.13 $203.05
Dow Jones Other Non-Ferrous
 Metals Group Index             $100.00 $141.93 $144.29 $187.21 $198.58 $206.56

ASSUMES $100 INVESTED ON DECEMBER
31, 1991 IN FREEPORT- McMoRan COPPER   (DIAMOND)   FREEPORT-MCMORAN COPPER &
& GOLD INC. CLASS A COMMON STOCK AND               GOLD INC.
SUCH CLASS A COMMON STOCK WAS
EXCHANGED FOR CLASS B COMMON STOCK
IN JULY 1995, S&P 500 STOCK INDEX &    (CIRCLE)    S&P 500 STOCK INDEX
DOW JONES OTHER NON-FERROUS METALS
GROUP INDEX
                                       (SQUARE)    DOW JONES OTHER NON-
* TOTAL RETURN ASSUMES                             FERROUS METALS GROUP INDEX
REINVESTMENT OF DIVIDENDS

CERTAIN TRANSACTIONS

  During 1996, Mr. Rankin received certain compensation consisting of reimbursement for a portion of his office rent and the service of an executive secretary employed by FM Services Company ("FMS"), a corporation 50% owned by each of the Company and FTX. The aggregate amount of such compensation in 1996 was $86,540. FMS and Mr. Rankin are parties to an agreement, renewable annually, under which Mr. Rankin renders services to the Company and FTX relating to finance, accounting and business development. In consideration for such services, FMS pays Mr. Rankin an annual retainer of $56,000. FMS and a corporation wholly owned by Mr. Rankin are parties to an arrangement under which FMS, the Company and FTX are entitled to the use of a Cessna Citation V Ultra aircraft in which such corporation has an interest. Under the arrangement, FMS pays charges, assessments and an annual fee to such corporation that are directly related to the Company's and FTX's use of the plane and an additional fixed monthly fee. In 1996, FMS paid the corporation $368,218.

  Kissinger Associates, Inc. ("Kissinger Associates"), a corporation of which Mr. Kissinger is Chairman of the Board and the sole stockholder, and FMS are parties to agreements (the "Kissinger Consulting Agreements") pursuant to which Kissinger Associates provides to the Company and FTX advice and consultation on specified world political, economic, strategic and social developments affecting the Company's and FTX's affairs. As compensation for such services, FMS pays Kissinger Associates an annual fee of $200,000, additional consulting fees based on the services rendered and reasonable out-of-pocket expenses incurred in connection with providing such services in proportion to the amount of services received by each. In 1996, FMS paid Kissinger Associates $200,000 for all services under the Kissinger Consulting Agreements.

  In March 1996, the Company and Mr. Mealey entered into an agreement pursuant to which Mr. Mealey provides consulting services relating to the Company's businesses, operations and prospects through March 1, 1999. Under this agreement, Mr. Mealey receives an annual fee of $630,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering such consulting services. Pursuant to this agreement, Mr. Mealey receives no annual fee for serving on the Board, no Board attendance fees and no stock options under the 1995 Plan. During 1996, Mr. Mealey received $525,000 from the Company for services rendered under this agreement. Also, in 1996 Mr. Mealey received $100,000 for services rendered as an executive officer of the Company through February 1996, $57,962 as severance and vacation pay and certain other compensation as follows: (a) $11,449 for payment of taxes in connection with certain benefits provided to him, (b) $8,730 for financial counseling and tax return preparation and certification services, (c) $8,594 for premium payments for a universal life insurance policy, (d) $5,000 for contributions to a defined contribution plan and (e) $3,000 in director fees.

  Upon his resignation from the Company, FTX, MOXY, Freeport-McMoRan Resource Partners, Limited Partnership, FMS and FM Properties Inc. (collectively, the "Freeport Entities"), as of

January 1, 1997 Mr. Goodyear forfeited two-thirds of the stock options that the Freeport Entities granted to him in 1996. The stock options that the Company granted to Mr. Goodyear in 1996 are shown in the table entitled "Option/SAR Grants in 1996." In consideration for such forfeiture, Mr. Goodyear is entitled to receive $8,333 per month from the Freeport Entities starting on January 1, 1997 and continuing through December 1, 1999. Such payments may be discontinued or accelerated under certain circumstances if the consulting arrangement with FMS described below is terminated.

  In December 1996, FMS entered into an agreement with Goodyear Capital Corporation ("GCC"), a corporation of which Mr. Goodyear is President and the sole stockholder, under which GCC has agreed to provide consulting services relating to the financial aspects of the businesses, operations and prospects of FMS and its corporate affiliates, including the Company and FTX, from January 1, 1997 through December 31, 1999. Under the agreement, GCC will receive an annual consulting fee of $1,400,000, reimbursement of reasonable out-of-pocket expenses incurred in connection with providing such services, certain perquisites, and incentive bonuses, in amounts to be determined, for providing material assistance to any of the Freeport Entities on any major transactions that may be successfully consummated. In 1996, Mr. Goodyear received $15,674 as reimbursement for certain fees incurred in connection with the negotiation of this agreement.

  In January 1997, FMS entered into an agreement with Mr. Johnston under which Mr. Johnston has agreed to provide consulting services relating to international relations, energy industry matters and commercial matters to FMS and its affiliates, including the Company and FTX. Under the agreement, which is renewable annually, Mr. Johnston will receive an annual consulting fee of $150,000 (which includes Mr. Johnston's annual fee for serving on the Company's Board), and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing such services. In 1996, Mr. Johnston received no compensation under this arrangement.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

  The Board of Directors seeks ratification by the stockholders of the Board's appointment of Arthur Andersen LLP to act as the independent auditors of the financial statements of the Company and its subsidiaries for the year 1997. The Board has not determined what, if any, action would be taken should the appointment of Arthur Andersen LLP not be ratified. One or more representatives of the firm will be available at the Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement.

                             STOCKHOLDER PROPOSAL

  Following is a stockholder proposal that was submitted to the Company pursuant to Rule 14a-8 of the SEC by the Seattle Mennonite Church, 3120 N.E. 125th St., Seattle, Washington 98125. The proponent states that it is the beneficial owner of at least 3,000 Class A Common Shares. In accordance with such rule, the proposal is set forth in full below.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

STOCKHOLDER PROPOSAL

  Whereas: Since 1967, PT Freeport Indonesia Company (PT-FI), an operating unit of Freeport McMoRan Copper and Gold, Inc. (FCX) has been operating on lands traditionally inhabited by indigenous people, especially the Amungme and Komoro;

  Whereas: PT-FI currently discharges over 110,000 tons of tailings per day into local Irian Jaya rivers and is considering the expansion of milling operations to exceed 190,000 cubic tons per day. In 1995, prior to a settlement with PT-FI, the Overseas Private Investment Corporation, a U.S. government agency which provided political risk insurance to this operation stated that the mine "created and continues to pose unreasonable or major environmental, health, or safety hazards with respect to the rivers that are being impacted by the tailings, the surrounding terrestrial ecosystem and the local inhabitants";

  Whereas: PT-FI has attempted to ameliorate the social and environmental damages by proposing the "One Percent Trust Fund Offer" and the establishment of an Amungme Foundation, but the Amungme Tribal Council (LEMASA), an organization representing one of the indigenous communities affected by PT-FI's operations in Irian Jaya, has issued a resolution "unconditionally and absolutely" rejecting these two proposals;

  Whereas: It is unclear to shareholders how much environmental liability, cleanup responsibility, and remediation cost may exist, and no existing audit contains information on any actual environmental liability.

  Resolved: That shareholders request the Board of Directors of PT-FI to take steps to:

    1. Postpone the expansion of milling operations until a just, accepted, peaceful and permanent resolution of local indigenous concerns can be reached in consensus-based process with all stakeholders.

    2. End company cooperation with the Indonesian military as soon as legally possible so that PT-FI does not provide food, transportation or shelter to Indonesian military personnel; and urge Indonesian military to drastically reduce military presence in and around PT-FI's Contract of Work area.

    3. Publicly release in their full entirety the 1996 Labat Anderson social audit, the March 1996 Dames and Moore environmental audit, and all other environmental audits on the Indonesian operations from the last five years.

    4. Allow independent environmental monitoring of PT-FI operations and local river and ecosystems by non-governmental organizations.

 STATEMENT BY THE BOARD OF DIRECTORS IN OPPOSITIONTO THE STOCKHOLDER PROPOSAL

  Your Board of Directors is keenly aware of the Company's environmental and social obligations in Irian Jaya and believes that the Company is doing an excellent job of meeting those responsibilities. The Company believes that the proponent of the foregoing proposal is misinformed and appears to have accepted at face value the propaganda of certain activist groups who oppose commercial development in Irian Jaya. Your management's offers to discuss these issues with the proponent did not lead to meaningful dialogue.

  Under the constitution and laws of the Republic of Indonesia, the Government holds title to all land and natural resources for the benefit of the people. The Government may grant mining rights to approved companies pursuant to a "Contract of Work," which has the force of law. PT-FI's mining operations are governed by a Contract of Work, which grants PT-FI the right to use defined land areas for exploration and mining activities. In addition to its Contract of Work, PT-FI has several agreements with indigenous tribes covering the use of lands historically used by them. Although PT-FI has been advised that all existing agreements are valid, and that it has no legal obligation to offer additional compensation, PT-FI recognizes the special relationship that the local people have with their traditional lands and has, among other things, recently proposed an initiative that would provide certain of the local people with additional compensation based on the profitability of the mine. The initiative was proposed following extensive discussion and review by local leaders, their advisors, Government representatives and PT-FI. Additional information about the initiative is contained in the Company's Annual Report to Stockholders.

  The Company's operations in Irian Jaya are subject to comprehensive regulation by Indonesian environmental authorities and are in material compliance with all applicable laws, regulations, permits and orders. An environmental audit conducted by Dames & Moore, an internationally recognized environmental consulting firm, concluded that PT-FI's comprehensive Tailings and River Management Plan was the most appropriate method of tailings disposal available under the circumstances. The Company's arbitration with the Overseas Private Investment Corporation ("OPIC") was settled shortly after the release of the Dames & Moore report, at which time OPIC publicly stated that it was encouraged by the Company's "willingness to undertake the voluntary study and its continuing efforts to manage the environmental impact of the mine."

  As part of its settlement with OPIC, the Company agreed to establish a mine closure fund and to make annual contributions to the fund so that it will accumulate a total of $100 million by the end of the mine's life. The first annual contribution to the fund was made in 1996. The Company accounts for mine closure and remediation expenses in accordance with United States generally accepted accounting principles.

  Although LEMASA, one of eight yayasans (foundations) representing indigenous tribes in the area of PT-FI's operations, has rejected certain programs proposed by PT-FI for the benefit of the indigenous people, the other seven representative yayasans have accepted and are participating in these programs.

  The Company's commercial operations and social programs have brought modern employment, education, sanitation, housing, medicine and social services to the area. In addition, the Company's operations employ sophisticated, comprehensive environmental management and monitoring programs to back up its strong commitment to responsible stewardship of the environment in which it operates.

  Your Board believes that adoption of the foregoing proposal would be a disservice to the Company, its stockholders and the people of Irian Jaya, as compliance with the proposal would substantially damage the Company's future operating results and stockholder values, would harm its relations with Indonesian authorities, and would reduce employment opportunities in Irian Jaya. More specifically, postponement of the mine expansion to optimal throughput rates, which is currently under way, would idle a $960 million project, dramatically increasing its overall cost, delaying indefinitely any opportunity to earn a return on that investment, and eliminating many attractive employment opportunities for local residents. Furthermore, ending cooperation with Indonesian authorities is not legally permissible under PT-FI's Contract of Work, and any effort to do so would damage the Company's relations with the Government. Any "drastic" reduction of military presence in the Company's operating area could affect the safety of Company personnel as well as local residents. The Company has neither the authority nor the expertise to advise local authorities on such matters. Additionally, the preliminary social audit report produced by the internationally recognized consulting firm of Labat Anderson (which is the only report issued by Labat Anderson to date) and the Dames & Moore environmental audit report have been released publicly and are available to any stockholder who requests them. No other outside audits of PT-FI's environmental or social programs have been conducted in the past five years. Finally, the Company does not believe that environmental monitoring by self-appointed experts is constructive or warranted. Such monitoring should be, and has been, carried out responsibly and effectively under the auspices of the Government.

  ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE AGAINST THE FOREGOING PROPOSAL.

                      FREEPORT-MCMORAN COPPER & GOLD INC.
   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                          STOCKHOLDERS, APRIL 29, 1997

  The undersigned hereby appoints James R. Moffett, Rene L. Latiolais, and Richard C. Adkerson as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Tuesday, April 29, 1997, at 9:00 a.m., and at any adjournment thereof, on all matters coming before the meeting. THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THE BACK OF THIS CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

  If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

                          (continued on reverse side)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            FOLD AND DETACH HERE

--------------------------------------------------------------------------------
                           "A" SHARES - YELLOW STRIPE


                                                                    Please
                                                                     mark
                                                                     your
                                                                    votes
                                                                      as
                                                                  indicated
                                                                      in
                                                                     this
                                                                   example
                                                                      X


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:       THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST:

                             FOR     WITHHELD                      FOR     AGAINST   ABSTAIN

  ITEM 1--Election of the                           ITEM 3--Stockholder proposal
          nominee for director.                             regarding Indonesian
          Nominee for director                              operations.
          of Freeport-McMoRan
          Copper & Gold Inc.
          J. Taylor Wharton

      FOR, EXCEPT WITHHELD FROM:
  ___________________________________
  (Write nominee name(s) in the
  space provided above to withhold
  authority.)

                             FOR     AGAINST   ABSTAIN
  ITEM 2--Ratification of
          appointment of
          Arthur Andersen
          LLP as
          independent
          auditors.

  SIGNATURE(S) _______________________________________________________ DATED:_____________ 1997
  YOU MAY SPECIFY YOUR VOTES BY MARKING THE APPROPRIATE BOXES ON THIS SIDE.
  YOU NEED NOT MARK ANY BOXES, HOWEVER, IF YOU WISH TO VOTE ALL ITEMS IN
  ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. IF YOUR VOTES ARE
  NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR
  DIRECTOR, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                                                              (BACK)

                      FREEPORT-MCMORAN COPPER & GOLD INC.
   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                          STOCKHOLDERS, APRIL 29, 1997

  The undersigned hereby appoints James R. Moffett, Rene L. Latiolais, and Richard C. Adkerson as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Tuesday, April 29, 1997, at 9:00 a.m., and at any adjournment thereof, on all matters coming before the meeting. THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THE BACK OF THIS CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

  If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

                          (continued on reverse side)



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                            FOLD AND DETACH HERE



                          "B" SHARES - SALMON STRIPE

                                                                   Please
                                                                    mark
                                                                    your
                                                                   votes
                                                                     as
                                                                 indicated
                                                                     in
                                                                    this
                                                                  example
                                                                     X


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:             THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST:

                              FOR   WITHHELD                                         FOR     AGAINST   ABSTAIN

  ITEM 1--Election of the                                   ITEM 3--Stockholder
          nominees for directors.                                   proposal regarding
          Nominees for                                              Indonesian
          directors of                                              operations.
          Freeport-McMoRan
          Copper & Gold Inc.

          William B. Harrison, Jr.  Henry A. Kissinger
          J. Bennett Johnston       Rene L. Latiolais


    FOR, EXCEPT WITHHELD FROM:
________________________________________________________________
(Write nominee name(s) in the space provided above to withhold authority.)

                              FOR   AGAINST   ABSTAIN
  ITEM 2--Ratification of
          appointment of
          Arthur Andersen
          LLP as
          independent
          auditors.


  SIGNATURE(S) _________________________________________________________ DATED: __________________ 1997
  YOU MAY SPECIFY YOUR VOTES BY MARKING THE APPROPRIATE BOXES ABOVE. YOU NEED
  NOT MARK ANY BOXES, HOWEVER, IF YOU WISH TO VOTE ALL ITEMS IN ACCORDANCE
  WITH THE BOARD OF DIRECTORS' RECOMMENDATION. IF YOUR VOTES ARE NOT
  SPECIFIED, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR
  DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.
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                                                              (BACK)

 DEPOSITARY RECEIPTS EVIDENCING DEPOSITARY SHARES REPRESENTING PREFERRED SHARES
                                       OF
                      FREEPORT-MCMORAN COPPER & GOLD INC.

                   VOTING INSTRUCTIONS FOR ANNUAL MEETING OF
                          STOCKHOLDERS, APRIL 29, 1997

  The undersigned hereby instructs ChaseMellon Shareholder Services, L.L.C., as Depositary under the Deposit Agreement pertaining to Depositary Shares (the "Depositary Shares") representing shares of certain preferred stock (the "Stock") of Freeport-McMoRan Copper & Gold Inc. (the "Company"), to vote the shares of Stock represented by Depositary Shares evidenced by Depositary Receipts issued by the Depositary in the name of the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, April 29, 1997, at 9:00 a.m., and at any adjournment thereof, on all matters coming before the meeting with respect to which the owners of shares of Stock are entitled to vote. THE DEPOSITARY WILL (1) VOTE AS YOU SPECIFY ON THE BACK OF THIS CARD OR (2) ABSTAIN FROM VOTING WHERE YOU DO NOT SPECIFY YOUR VOTE ON THE MATTER LISTED ON THE BACK OF THIS CARD.


 PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

                          (continued on reverse side)


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                             FOLD AND DETACH HERE

                      STEP-UP PREFERRED - GREEN-BROKEN;
                      GOLD I PREFERRED - BLUE-BROKEN;
                      GOLD II PREFERRED - PURPLE-BROKEN;
                      SILVER PREFERRED - PINK-BROKEN

                                                                   Please
                                                                    mark
                                                                    your
                                                                   votes
                                                                     as
                                                                 indicated
                                                                     in
                                                                    this
                                                                  example
                                                                     X


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

                                   FOR    WITHHELD
  ITEM 1--Election of the
          nominee for director.
          Nominee for director
          of Freeport-McMoRan
          Copper & Gold Inc.

          J. Taylor Wharton

    FOR, EXCEPT WITHHELD FROM:
  ______________________________________________________________
  (Write nominee name(s) in the space provided above to withhold authority.)



  SIGNATURE(S) _________________________________________________________ DATED: _________________ 1997
  YOU MAY SPECIFY YOUR VOTE BY MARKING THE APPROPRIATE BOX ABOVE. IF YOUR
  VOTE IS NOT SPECIFIED, YOUR SHARES WILL BE COUNTED AS HAVING ABSTAINED FROM
  VOTING.

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                                                              (BACK)